EXHIBIT 2.9

                                  SUBSCRIPTION
                                       AND
                          ASSET CONTRIBUTION AGREEMENT

         THIS SUBSCRIPTION AND ASSET CONTRIBUTION AGREEMENT, is made this 16th day of June, 1998, by and between CENTRA HealthPlan LLC, a Delaware Limited Liability Corporation to be formed ("CENTRA LLC" or "LLC"), and its prospective members: HEALTHPLAN SERVICES, INC., a Florida corporation ("HPS"), and CENTRA BENEFIT SERVICES, INC., a Minnesota corporation ("CBS" or the "Contributor").

                              W I T N E S S E T H :

         WHEREAS, the Contributor owns or leases certain assets (the "Contributed Assets") comprising substantially all the assets used in a third party administration business which administers self-insured employee health benefit plans under administrative contracts with employers who sponsor such plans (the "Business"); and

         WHEREAS, subject to the terms and conditions of this Agreement, the Contributor and HPS desire to set forth the terms and conditions under which they will organize CENTRA LLC, and, at organization, (i) HPS will subscribe for and contribute $201,400.00 in return for 1% of the Interests in CENTRA LLC and
(ii) the Contributor will contribute the Contributed Assets to the LLC subject to the assumption by the LLC of certain Assumed Liabilities all as hereinafter set forth and in return therefor CENTRA LLC will issue to the Contributor 99% of the Interests in CENTRA LLC; and

         WHEREAS, immediately after contribution the Contributed Assets to CENTRA LLC and receiving from CENTRA LLC 99% of the Interests of CENTRA LLC, HPS intends to purchase from the Contributor a portion of such Interests of the LLC totalling 49.1% of the total outstanding Interests of the CENTRA LLC in accordance with an LLC Interest Purchase Agreement of like date herewith between the Contributor and HPS.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


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                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in EXHIBIT 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the conjunctive and disjunctive forms of the terms defined. Additionally, capitalized terms defined in the LLC Interest Purchase Agreement or the Centra LLC Operating Agreement which are not otherwise defined herein shall have the meanings used in those agreements.

                                    ARTICLE 2

                           COVENANTS AND UNDERTAKINGS.

         2.1 FORMATION OF CENTRA LLC AND CONTRIBUTION OF THE CONTRIBUTED ASSETS AND BUSINESS; ASSUMPTION OF ASSUMED LIABILITIES BY CENTRA LLC. Subject to the terms and conditions hereinafter set forth, at the Closing (i)the Contributor and HPS shall organize CENTRA LLC by executing the CENTRA Limited Liability Company Operating Agreement in substantially the form as set forth in EXHIBIT 2.1(A) attached hereto and filing with the Secretary of State of the State of Delaware such organizational documents as are required under the Delaware Limited Liability Company Act, (ii) HPS shall contribute the sum of $201,400.00 to the capital of CENTRA LLC in return for a 1% interest in the LLC, (iii) the Contributor shall contribute the Contributed Assets to CENTRA LLC, free and clear of all liens, claims, charges, security interests and other encumbrances of any nature whatsoever other than Permitted Liens and those associated with the Assumed Liabilities, in return for a 99% interest in CENTRA LLC, and (iv) CENTRA LLC shall assume the Assumed Liabilities. CENTRA LLC shall not assume any of the Excluded Liabilities, which shall be retained by the Contributor in their entirety. Such contribution, transfer, conveyance and delivery shall be evidenced by the delivery by Contributor to CENTRA LLC of such documents of transfer as HPS shall reasonably request.

         2.2 POST-CLOSING AUDIT AND CONTRIBUTION REQUIREMENTS OF CONTRIBUTOR; PROCEDURES AND DETERMINATION OF THE DEFICIENCY AMOUNT DUE FROM CONTRIBUTOR. The percentage of Interests received by the Contributor for the Contributed Assets has been determined based upon the assumption that a post-Closing audit of the opening balance sheet of CENTRA LLC as of the close of business on the Closing Date will verify that, as of the close of business on the Closing Date, CENTRA LLC's Adjusted Working Capital will be not less than $701,400.00 and Net Non-Current Assets as determined

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from the Audited Opening Balance Sheet prepared in connection with such audit will not be less than the amounts thereof shown on the unaudited consolidated balance sheet as of 2/28/98 (the "Unaudited 2/28/98 Balance Sheet") provided to HPS by Contributor and attached as EXHIBIT 3.8 hereto. It is the intent of the parties that at the Closing the parties will review a trial balance sheet prepared by Contributor utilizing available information and projections for any information not available so as to determine in good faith the position of the Contributor with respect to the working capital of the Business and the changes in the non-current assets and liabilities of the Business to be contributed. Based upon this trial balance sheet the Contributor will in good faith pay down bank debt and contribute cash to the Business being transferred as a part of the Transferred Assets so as to minimize the amount of any Deficiency Amount in connection with the post closing audit detailed below. This will be accomplished by Contributor instructing HPS to the extent appropriate to disburse part of the HPS Interests Cash Purchase Price Amount to CENTRA LLC or to the Contributor's lender at Closing. Such disbursements shall be documented in a closing cash disbursements instruction letter from the Contributor to HPS. In order to verify the LLC's Adjusted Working Capital and Net Non-Current Assets, CENTRA LLC will at its expense prepare an opening balance sheet after the contributions by Contributor and HPS contemplated above and after the assumption of the Assumed Liabilities and will have such opening balance sheet audited by the Tampa office of Price Waterhouse LLP (the "Audited Opening Balance Sheet"). In connection with the audit, any account or part of any account receivable included on the Audited Opening Balance Sheet which is more than ninety (90) calendar days past due or which is being disputed by the debtor will have a reserve established therefor by the auditor. To the extent such accounts are subsequently collected by CENTRA LLC, CENTRA LLC shall reimburse Contributor for the amount of the reserve so collected. To the extent that the Adjusted Working Capital is less than $701,400.00(US) and Net Non-Current Assets as determined from the Audited Opening Balance Sheet is less than $2,772,000.00(US) (each a "Deficiency Amount"), the Contributor shall make an additional contribution to the CENTRA LLC, in the aggregate of such Deficiency Amounts as shown on the Final Statement of Deficiency Amount (a "Deficiency Amount Contribution") provided that if such Deficiency Amount Contribution is less than $250,000.00 (US), it shall be payable only from Post Closing Payments due to Contributor from HPS as specified in the LLC Interest Purchase Agreement. If the Deficiency Amount Contribution is $250,000.00(US) or more, the Contributor shall pay such amount, in cash or other readily available funds, to CENTRA LLC within 10 Business Days of final determination. The Deficiency Amount shall be determined in accordance with the following procedures:

               (i) In order to determine the Deficiency Amount,

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          if any, payable by Contributor to CENTRA LLC, within 120 days of the
          Closing Date, CENTRA LLC will deliver to Contributor and HPS the Audited Opening Balance Sheet together with a statement setting forth the Deficiency Amount, if any, derived therefrom (a "Statement of Deficiency Amount"). Thereafter, Contributor and HPS shall have 45 days during which its authorized representatives shall have full access at all reasonable times to the properties, books, records and personnel of the CENTRA LLC and the Contributor relating to periods prior to the opening balance sheet for purposes of reviewing and resolving any disputes concerning the Audited Opening Balance Sheet and the Statement of Deficiency Amount. Contributor and HPS shall have 30 days following delivery to them of the Audited Opening Balance Sheet and the Statement of Deficiency Amount during which to notify CENTRA LLC of any dispute. Prior to the expiration of such 30-day period, if Contributor or HPS has any objection to the Audited Opening Balance Sheet or the Statement of Deficiency Amount, such disputing party (a "Disputing Party") shall give written notice to CENTRA LLC and the other non-disputing party of such objection to the Audited Opening Balance Sheet (a "Disputing Party's Objection Notice") which notice shall set forth in reasonable detail the basis for such dispute. If neither HPS nor the Contributor notifies CENTRA LLC and the other that they are disputing any item contained in the Audited Opening Balance Sheet or the Statement of Deficiency Amount prior to the close of business on the 30th day after delivery thereof, the Audited Opening Balance Sheet and Statement of Deficiency Amount provided by the CENTRA LLC shall be final, conclusive and binding and shall be deemed to be the "Final Opening Balance Sheet" and the "Final Statement of Deficiency Amount." In the event that Contributor shall so notify CENTRA LLC of any dispute it shall notify CENTRA LLC and HPS of the amount if any which is not in dispute (the "Non Disputed Deficiency Amount") and such Non Disputed Deficiency Amount shall be payable to the CENTRA LLC as specified above. The Contributor and HPS shall cooperate in good faith to resolve any dispute as promptly as practicable. If CENTRA LLC, HPS and the Contributor are unable to resolve any such dispute within 15 days of a Disputing Party's delivery of the Disputing Party's Objection Notice, such dispute shall be resolved by the Settlement Auditor. In resolving such dispute, the Settlement Auditor shall make such revisions to the Audited Opening Balance Sheet and Statement of Deficiency Amount as it deems appropriate in accordance

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          with GAAP in order to make a determination of the Deficiency Amount, if any, in accordance with GAAP as promptly as practicable provided that the Deficiency Amount as so determined must be between (or equal to one of) the high and low amounts proposed by Contributor, HPS and CENTRA LLC in the dispute. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. ?? 1 ET SEQ. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be paid by CENTRA LLC until the Contributor's Put Right has been exercised, after which the expenses shall be paid one-half by HPS and one-half by the Contributor. In the event of a dispute, the Audited Opening Balance Sheet and Statement of Deficiency Amount, as modified by the Settlement Auditor, shall be the "Final Opening Balance Sheet" and the "Final Statement of Deficiency Amount."

               (ii) Upon determination of the Final Opening Balance Sheet and the Final Statement of Deficiency Amount, if the Deficiency Amount is less than $250,000.00, HPS shall deduct the Deficiency Amount shown thereon less any undisputed portion previously deducted pursuant to subparagraph (i) above, from the Post Closing Payments as specified in the LLC Interest Purchase Agreement and shall pay such amount instead to CENTRA LLC. If the Deficiency Amount is $250,000.00 or more, the Deficiency Amount, less any undisputed portion previously paid pursuant to subparagraph (i) above, shall be paid by the Contributor to CENTRA LLC in cash or other immediately available funds within 10 Business Days of final determination. The payment of or deduction of the Deficiency Amount shall not be subject to the limitation provisions of Section 8.4 and 8.6 hereof.

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         2.3 EMPLOYEE MATTERS.

         (a) EMPLOYEE LEASE AND TRANSFERRED EMPLOYEES. No employees of the Contributor shall become employees of CENTRA LLC on the Closing Date. On the Closing Date, CENTRA LLC shall identify to Contributor those employees of the Contributor that CENTRA LLC would like to lease from the Contributor (the "Leased Employees") and shall enter into an employee leasing agreement (the "Employee Lease Agreement") with the Contributor covering such employees in the form of EXHIBIT 2.3 hereof. From and after the Closing, as between the Contributor and the Employee, the Contributor shall be solely responsible for the salary and benefits of the Leased Employees for so long as the Employee Lease Agreement is in force. No employee liability of Contributor shall be transferred to or assumed by CENTRA LLC except for the liability of CENTRA LLC for payments to Contributor under the Employee Lease Agreement for those employees leased by the CENTRA LLC. Without limiting the foregoing, the Contributor shall pay and be liable for all payments due or owing to its employees or former employees (whether or not such employees become Leased Employees or Transferred Employees) which result from any event occurring on or prior to the date they become Transferred Employees as contemplated below, including but not limited to workers' compensation expenses and health care costs and any severance or other benefit payments due to such employees as a result of any termination or deemed termination of such employees by Contributor or as a result of the transactions contemplated hereby. The Contributor will retain all liability for the amount of any accrued or accruable vacation, sick leave, personal time and other benefit plans applicable to its employees for all periods until they become Transferred Employees. The Employee Lease Agreement may be terminated at any time by agreement of the parties thereto but shall not extend beyond January 1, 1999, at which time CENTRA LLC shall offer employment to such of Contributor's employees as it deems appropriate in its sole discretion (the "Transferred Employees"). Contributor shall have the right to provide WARN Act notices to its employees when required by law; however any WARN Act liabilities shall not be an Assumed Liability but shall remain the liability of the Contributor. CENTRA LLC shall have no liability or responsibility to those employees who are not offered employment with CENTRA LLC and any termination or other liabilities to such persons shall be the Contributor's responsibility. CENTRA LLC shall be responsible for the salaries and other costs of all Transferred Employees from and after the termination of the Employee Lease Agreement, and such Transferred Employees will be eligible to participate in CENTRA LLC-sponsored Plans from and after the termination date of the Employee Lease Agreement. Nothing contained in this Section 2.3 shall be deemed to relieve HPS of its liabilities under Section 2.9 hereof.


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         2.4 FIDUCIARY ACCOUNTS. At the Closing, the Contributor shall transfer to CENTRA LLC exclusive control and signature authority over all fiduciary accounts maintained by Contributor for customers whose contracts are transferred to CENTRA LLC as a part of the Contributed Assets. Within thirty days of the Closing, Contributor shall provide to CENTRA LLC a reconciliation and accounting for each such account.

         2.5 TRANSITION MATTERS. At the Closing, CENTRA LLC, HPS and Contributor shall enter into an Administrative Services Agreement in the form of EXHIBIT 2.5 hereto which sets out certain agreements between them with respect to the transfer of the Business and its conduct after transfer. In addition to the matters set forth therein, the parties agree that the Contributor will inform all stop loss and other insurance carriers who provide coverage to employer customers of the Business that the administration of such cases including the claims processing has been irrevocably assigned and transferred to CENTRA LLC, and Contributor will take such other action as CENTRA LLC may reasonably request to insure that such responsibilities are transferred.

         2.6 CONSENTS. The Contributor, CENTRA LLC and HPS shall cooperate, and use their best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate HPS or Contributor to make any payment to any third party in order to obtain the consent or approval of such third party other than license applications or transfer fees to governmental authorities. With respect to any required consent or approval which is not obtained prior to the Closing, the Contributor, CENTRA LLC and HPS shall each use commercial reasonable efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained and the Contributor shall provide CENTRA LLC with the same benefits arising under such agreements, including performance by the Contributor as agent, and/or performance by HPS or CENTRA LLC as sub-contractor or sub-agent, if legally and commercially feasible, PROVIDED that CENTRA LLC shall provide the Contributor with such access to the premises, books and records and personnel as is reasonably necessary to enable the Contributor to perform its obligations under such agreements and CENTRA LLC shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent CENTRA LLC would have been responsible therefor if such consent or approval had been obtained. CENTRA LLC shall indemnify, defend and hold CBS harmless for any claims, damages, actions and costs arising from HPS's actions after Closing to the extent such

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actions result in claims being asserted against CBS by reason of HPS's actions as a subcontractor or subagent.

         2.7 GOOD FAITH DEALING. Each of the parties hereto agrees that it will at all times act in good faith and with fair dealing with respect to its obligations under this Agreement.

         2.8 CLOSING. The Closing will take place at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., 501 East Kennedy Blvd., Tampa, Florida, at 10:00 a.m. local time on the Closing Date, or by mail, in which instance the transaction shall be deemed to have been closed in Tampa, Florida, when signed in that state by CENTRA LLC after delivery of signed documents by the Contributor and HPS.

         2.9 ACCOUNTING FOR CERTAIN CONTRIBUTOR RETAINED EXPENSE ITEMS. At the Closing, the Contributor will retain as an Excluded Liability responsibility for the payment of all Designated Expense Items. If the aggregate of all such Designated Expense Items determined as of March 15, 1999 (including reasonable reserves for any employee related claims, third party claims which are unresolved as of such date) exceeds the sum of $2,500,000.00, the excess of such Designated Expense Items over $2,500,000.00 shall be reimbursed to the Contributor by CENTRA LLC. Likewise, if the aggregate amount of such Designated Expense Items are less than $2,500,000.00 as of March 15, 1999 (including reasonable reserve for any third party claims which are unresolved as of such date), such shortfall shall be paid by the Contributor to CENTRA LLC. Such payments ("Retained Expense Reimbursements") will be made by the party charged therewith within ten Business Days after receipt of an acceptable accounting thereof from the Contributor, which accounting shall be delivered to CENTRA LLC and HPS by April 15, 1999. Any dispute with respect to the financial aspects of the accounting shall be resolved by a Settlement Auditor in accordance with the Dispute Resolution Procedures. Any other dispute shall be settled in accordance with the Dispute Resolution Procedures by an arbitrator. Any reserves established in the above-referenced accounting shall be accounted for between the parties when the claims related thereto are finally resolved with the amount of any payments made is excess of the reserve being reimbursed to the party paying money under the foregoing provisions and the amount of any payments which are less than the reserve being paid to the party receiving money under the foregoing provisions. If any claims are received by the Contributor after March 15, 1999 and prior the June 30, 2000, when they are finally determined, they shall be accounted for in the same manner as they would have been accounted for had they been resolved prior to March 15, 1999.

         2.10 POST CLOSING RECEIPTS. From and after the Closing, the Contributor will promptly pay over and forward to CENTRA LLC any


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receipts of the Business received by the Contributor from any customer or past customer or any other revenues which are received by the Contributor which should have been a part of the Contributed Assets or otherwise belong to the Business which was contributed to CENTRA LLC pursuant to the terms of this Agreement.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                               OF THE CONTRIBUTOR

         The Contributor represents and warrants to HPS and CENTRA LLC as follows:

         3.1 CAPACITY TO SELL. The Contributor has the full legal right, power, and authority to contribute, convey, assign, and transfer the Contributed Assets to CENTRA LLC pursuant to this Agreement.

         3.2 ORGANIZATION. The Contributor is a corporation duly organized, validly existing, and in good standing under the Laws of Minnesota and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of the Business and the use of the Contributed Assets or the conduct or nature of the Business or the Contributed Assets makes such qualification necessary. SCHEDULE 3.2 attached hereto sets forth a true and complete list of each jurisdiction in which the Contributor is qualified to do business as a foreign corporation by reason of its operation of the Business or the ownership of the Contributed Assets.

         3.3 AUTHORITY. The Contributor has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and compliance with the terms of this Agreement by the Contributor and the performance by the Contributor of its obligations hereunder has been duly and validly authorized by all necessary action on the part of its Board of Directors. This Agreement has been duly and validly executed and delivered by the Contributor and constitutes a legal, valid, and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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         3.4 NO CONFLICTS. Neither the execution and delivery by the Contributor of this Agreement nor the performance of the obligations of the Contributor hereunder will:

               (a) conflict with or violate any Law or Order applicable to the Contributor, or any of the Contributed Assets including any Law applicable to bulk sales of assets;

               (b) conflict with or violate any term of the Articles of Incorporation or Bylaws of the Contributor;

               (c) result in the creation or imposition of any Lien upon the Contributed Assets or conflict with or result in or constitute a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract which is a part of the Contributed Assets; or

               (d) require the Contributor or CENTRA LLC to obtain any material consent, approval, or action of, or make any material filing with or give any notice to, any Person except for those consents, filings and notices listed on
SCHEDULE 3.4.

         3.5 LITIGATION.  Except as disclosed on SCHEDULE 3.5 hereto:

               (a) there are no actions, suits, investigations, arbitrations, or similar proceedings pending or, to the knowledge of the Contributor or the Shareholders or any of their officers, directors or employees, threatened against the Contributor which involve or could result in a Lien against the Business or the Contributed Assets, at law or in equity, in, before, or by any Person; and

               (b) there is no Order outstanding against or involving the Contributor, or any of the Contributed Assets.

         3.6 COMPLIANCE WITH LAWS. The Contributor is not and has not been in violation (or with or without notice or lapse of time or both, would be in violation) of any Law or Order applicable to the Business or the Contributed Assets, except for violations that, individually or in the aggregate, do not or may not reasonably be expected to have a Material Adverse Effect on the Business or the Contributed Assets.

         3.7 LICENSES.

               (a) SCHEDULE 3.7(a) hereto sets forth a true and complete list of all jurisdictions in which the Contributor or any of its employees are licensed as insurance brokers, agents, third


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party administrators or utilization review providers and a true and complete list of each other License held by the Contributor or its employees in connection with the conduct of the Business or the ownership of the Contributed Assets.

               (b) Except as disclosed on SCHEDULE 3.7(b), the Contributor and its employees hold all Licenses required in connection with the conduct of the Business.

               (c) The Contributor and its employees have complied with the terms and conditions of each License disclosed or required to be disclosed on
SCHEDULE 3.7(a), and all such Licenses are valid, binding, and in full force and effect.

               (d) Except as disclosed on SCHEDULE 3.7(d), to the knowledge of the Contributor, each Person who has been involved in any way with the sale of any administrative Contract or other product by or through the Contributor and who, at the time of any such involvement, was required to hold any Licenses for such involvement, has so held all such required Licenses at all required times.

         3.8 FINANCIAL STATEMENTS. The Contributor has delivered to HPS and to CENTRA LLC true and complete copies of the unaudited consolidated balance sheet of the Contributor at December 31, 1997 and the related statements of income and expense for the fiscal year then ended, together with the Unaudited 2/28/98 Balance Sheet and the related statement of income and expense for the period then ended (collectively the "Financial Statements"), all of which have been prepared in accordance with GAAP, consistently applied with prior periods, except as disclosed in SCHEDULE 3.8 attached hereto. Such Financial Statements present fairly in all material respects the financial position of the Contributor for the periods indicated.

         3.9 NO UNDISCLOSED LIABILITIES. At Closing, there will be no Liabilities of the Contributor which encumber or otherwise are attached to the Contributed Assets, except for the Assumed Liabilities and any Liabilities arising through CENTRA LLC.

         3.10 ASSETS NECESSARY TO THE BUSINESS.

               (a) ASSETS. The Contributed Assets, including but not limited to the Tangible Leased Assets and the Tangible Owned Property , comprise all of the assets that are currently being used in, and all the assets that are necessary to, the conduct of the Business in the ordinary course and consistent with past practice and are adequate for the conduct, after the Closing, of the Business in the ordinary course consistent with past practice. All of the Contributed Assets are in operating condition and are


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adequate for use by the CENTRA LLC, after the Closing, in the ordinary course of the Business consistent with past practice. The Contributor currently has and, at Closing, will transfer to CENTRA LLC title to all such Contributed Assets free and clear of any Lien, charge or encumbrance other than Permitted Liens including but not limited to those set forth in SCHEDULE 3.10(a) attached hereto.

               (b) TANGIBLE LEASED ASSETS. SCHEDULE 3.10(b) attached hereto sets forth all leases and similar Contracts under which the Contributor leases or otherwise has the right to use any tangible property or tangible assets currently used in the Business other than those which are Excluded Assets (the "Tangible Leases"). All of such leases will be assigned to CENTRA LLC as a part of the Contributed Assets as soon after Closing as possible in accordance with the provisions of Section 2.6 hereto. The Contributor has, and after assignment, the CENTRA LLC will have, a valid leasehold interest in or valid right under each such Tangible Lease to use each such asset.

               (c) TANGIBLE OWNED ASSETS. SCHEDULE 3.10(c) of the Agreement sets forth all material tangible property owned by the Contributor currently used in the Business whether real or personal in nature (the "Tangible Owned Property"). All such Tangible Owned Property is included in the Contributed Assets.

               (d) INTELLECTUAL PROPERTY. SCHEDULE 3.10(d) of this Agreement sets forth a true and complete list and description of all of the following assets or properties of the Contributor that are used in or arise from the conduct of the Business: (i) all registered marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, processes, know how, procedures, trade names, service marks, and other intellectual properties (the "Intellectual Property"); and (ii) all computer software, programs, and similar systems owned by or licensed to the Contributor (the "Computer Software"). Except as disclosed on SCHEDULE 3.10(D), the consummation of the transactions contemplated by this Agreement will not (A) require any consent, approval, or action of, filing with, or payment or notice to, any Person in connection with the ownership or use of such Intellectual Property and Computer Software, or (B) invalidate, terminate, or violate any term applicable to the ownership or use of such Intellectual Property or Computer Software. Except as disclosed on SCHEDULE 3.10(d)(i), CENTRA LLC will have the right to use, free and clear of any royalty or other payment obligations, such Intellectual Property and Computer Software except to the extent that such Intellectual Property or Computer Software is expressly included in the Excluded Assets. Except as disclosed on SCHEDULE 3.10(d)(ii), the Contributor is not in conflict with or in violation or infringement of, and the


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Contributor has received no notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any Intellectual Properties or Computer Software disclosed or required to be disclosed on SCHEDULE 3.10(d)(i)OR(ii).

          3.11 TAXES AND TAX RETURNS. CENTRA LLC will not become subject to any Taxes, interest, penalties or other similar charges as a result of the Contributor's failure to file timely or accurately, as required by applicable law, any Tax Return or to pay timely any amount shown to be due thereon, including, without limitation, any Taxes, interest, penalties or charges resulting from the obtaining of an extension of time to file any return or to pay any Tax. As between the parties hereto, Contributor shall be solely liable for any Taxes, interest, penalties, or charges attributable to the operation of the Business and the Contributed Assets during any period ending on or before the Closing Date, and which may be assessed against CENTRA LLC as a transferee or successor under provisions including, but not limited to, Treas. Reg. " 1.1502-6 (or any similar provisions of state, local or foreign law). No assessments or notices of deficiency or other communications have been received by the Contributor relating to the Business with respect to any Tax Return which has not been paid or discharged. Any tax sharing agreements to which the Contributor is a party shall be terminated with respect to the Business and the Contributed Assets as of the Closing and shall thereafter be inoperative with respect to CENTRA LLC or the Business for any taxable year (whether the current year, a future year, or a past year). The Contributor as of the Closing will have duly and timely withheld from all of its employees' salaries, wages, and other compensation and then, or as soon as thereafter due, paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

          For purposes of this Section 3.11, any reference to the Contributor shall include any corporation which merged or was liquidated with and into the Contributor.

         3.12 MATERIAL CONTRACTS. SCHEDULE 3.12 of this Agreement sets forth a true and complete list of each Material Contract of the Business as of the Closing Date. Each such Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Contributor and each other party thereto, enforceable against the parties thereto in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Contributor nor to the knowledge of the Contributor any other party to any Material Contract is in default under any such Material Contract or under any other Contract to which the Contributor is a party which relates to the Business. Since the Balance Sheet Date, no Material Contract has been amended or supplemented in any material and adverse respect.

          3.13 MATERIAL CHANGES. Except as disclosed on SCHEDULE 3.13 hereto or except as contemplated by this Agreement:

               (a) since the Balance Sheet Date, there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, circumstance, or development of any character that, individually or, in the aggregate, has or may reasonably be expected to have a Material Adverse Effect on the Business or the Contributed Assets;

               (b) since the Balance Sheet Date, the Contributor has conducted the Business solely in the ordinary course of business and consistent with past practice; and

               (c) since the Balance Sheet Date, Contributor has not declared or paid any dividends or other distributions in respect of its capital stock, nor have either made, or committed to make, any redemption or other repurchase of any of its capital stock, and there has been no increase in or incurrence of any intercompany payables or subordinated debt and no material change in the fixed assets, intangible assets (less normal amortization), other assets or liabilities accounts of the Contributor.

         3.14 CUSTOMERS, AGENTS, ETC. Except as set forth on SCHEDULE 3.14 hereto, no customer, employer or other Person to whom or through whom the Contributor has sold any service or other product related to the Business, accounted for more than 10% of the gross revenue of the Business during 1997 and 1998. To the knowledge of the management of the Contributor (meaning those management employees of Contributor who are in positions on the organizational chart at the level of sales manager and above), no Person with whom the Contributor does business intends to terminate or materially alter its relationship with the Business or CENTRA LLC after the Closing.

         3.15 COMPANIES WHOSE PRODUCTS ARE SOLD. SCHEDULE 3.15 hereto sets forth a true and complete list of all Persons whose insurance or other products related to the Business were sold by or through the Contributor during 1997 and 1998. To the knowledge of the Contributor and the Shareholders, no Person listed on

SCHEDULE 3.15 intends to terminate or materially alter its relationship with the Business or CENTRA LLC after the Closing.

         3.16 LABOR MATTERS:

               (a) No employee of the Contributor is represented by any labor organization;

               (b) the Contributor is not a party to any labor or collective bargaining Contract which would cover the Transferred Employees;

               (c) there is no material labor controversy, labor dispute, labor arbitration, unfair labor practice charge, grievance, or complaint, strike, lockout, or work slowdown or stoppage pending or, to the knowledge of the Contributor, threatened against or involving the Contributor based on, arising out of, or related to the employment by the Contributor of any employee;

               (d) there is no complaint, charge, or claim pending or, to the knowledge of the Contributor, threatened against or involving the Contributor by any Person based on, arising out of, or related to the employment by the Contributor of any employee, except for the claim of Alice Smith, which claim does not exceed $12,000.00;

               (e) no labor or collective bargaining Contract with respect to the employees of the Contributor is currently being negotiated, and to the knowledge of the Contributor, no union organizing activities are currently taking place with respect to any employees of the Contributor; and

               (f) to the knowledge of the Contributor, no employee has expressed any intention or desire to terminate his or her relationship with the Business after the Closing.

         3.17 ENVIRONMENTAL COMPLIANCE. Contributor has complied with all applicable environmental Laws relating to real property to be transferred to or leased by CENTRA LLC which has been owned or occupied by Contributor, and the business, activities, and processing conducted thereon, except for such noncompliance that, individually or in the aggregate, has not had and may not reasonably be expected to have a Material Adverse Effect on the Business or the Contributed Assets. To the Contributor's knowledge, there is not on or in any part of such leased real property any underground storage tanks or surface tanks, lines, dikes, or impoundments which are leaking or discharging any Hazardous Substance.

         3.18 INTEREST IN COMPETITORS, ETC. Except as listed on SCHEDULE 3.18 (which contains a brief description of such relationship) neither the Contributor, nor, to the knowledge of the Contributor, any employee of the Contributor is, directly or indirectly, a principal, officer, director, shareholder, investor, consultant, advisor, partner, joint venturer or equity owner in or with, or to the knowledge of the Contributor, employee of, any Person who is a competitor, supplier, manufacturer, vendor or customer of the Business. Notwithstanding the foregoing, Contributor, or any of its respective employees, may own up to 1% of any stock or equity in a publicly-traded company which is a competitor of the Business.

         3.19 ACCOUNTS RECEIVABLE. All accounts receivable which are a part of the Contributed Assets represent bona fide claims for sales or distribution of products or services by or through Contributor in the ordinary course of business and consistent with past practice and are not subject to offset, reduction or other claim by reason of any action, inaction or practice of the Contributor. The reserve for bad debts related to such accounts as of the Closing Date has been established in accordance with GAAP based on historical experience.

         3.20 BANK ACCOUNTS. SCHEDULE 3.20 hereto contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Contributor has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of Contributor who are signatories thereon or who are authorized to act in connection therewith.

         3.21 BOOKS AND RECORDS. The books, records and accounts of the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Business. The Contributor has not engaged in any transaction, maintained any bank account or used any of its funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

         3.22 FIDUCIARY ACCOUNTS. All accounts maintained by the Contributor on behalf of clients or customers have been maintained in accordance with applicable principles of fiduciary law and the agreements or understandings under which they were established. No funds which were supposed to be maintained therein have been co-mingled with Contributor funds and all such accounts are reconciled on a monthly basis and no unaccounted for material shortage or deficiency exists with respect to such accounts. Signature authority and control of all such accounts have been transferred to CENTRA LLC as a part of the Contributed Assets.

         3.23 DISCLOSURE. No representation or warranty made by the Contributor in this Agreement or in any certificate furnished by the Contributor hereunder and no other factual information (other than estimates, pro forma financial statements or forecasts) relating to the Business, the Shareholders or the Contributor furnished by or on behalf of the Contributor to CENTRA LLC's officers, directors, employees, agents, consultants, or other representatives for purposes of or in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF HPS

         HPS hereby represents and warrants to the Contributor and CENTRA LLC as follows:

         4.1 ORGANIZATION. HPS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida.

         4.2 AUTHORITY. HPS has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and compliance with the terms of this Agreement by HPS and the performance by HPS of its obligations hereunder have been duly and validly authorized by all necessary action on the part of HPS. This Agreement has been duly and validly executed and delivered by HPS and constitutes, a legal, valid, and binding obligation of HPS, enforceable against HPS in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or similar Laws now or hereafter in effect relating to or limiting creditors, rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief which are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 NO CONFLICTS. Except as disclosed in SCHEDULE 4.3 hereto, neither the execution and delivery by HPS of this Agreement nor the performance by HPS of its obligations under this

 Agreement will:

               (a) conflict with or violate any Law or Order applicable to HPS or any of its respective assets or properties;

               (b) conflict with or violate any term of the Articles of Incorporation or Bylaws of HPS;

               (c) result in the creation or imposition of any Lien upon CENTRA LLC or any of its assets or properties or conflict with or result in a default under, or give any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which CENTRA LLC is a party or by which any of HPS's assets or properties may be bound; or

               (d) require HPS to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person.


                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         At all times during the period between the date hereof and the Closing, inclusive, the Contributor will comply with all covenants and provisions of this
Article 5, unless otherwise agreed by HPS and CENTRA LLC in writing.

         5.1 CONDUCT OF BUSINESS. The Contributor will conduct the Business solely in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement:

                  (a) The Contributor will use all commercially reasonable efforts to (i) preserve intact the Business's present business organizations, relationships, and reputation; (ii) maintain in full force and effect all Licenses held by the Contributor with respect to the Business; (iii) maintain in full force and effect all Contracts relating to the Business (other than Contracts which expire and are not renewed in the ordinary course of business and consistent with past practice); (iv) continue all marketing and promotional activities, programs, and efforts relating to the Business; (vi) maintain in good working order and condition (ordinary wear and tear excepted) all of the Contributed Assets;(vii) maintain in full force and effect substantially the same levels of insurance coverage as afforded under the insurance Contracts in force as of the Balance Sheet Date; and (viii) prevent any material adverse change in the

Contributor's fixed assets, intangible assets(other than normal amortization), other assets or liability accounts of the Business.

               (b) The Contributor will (i) prepare and timely file (or cause to be prepared and timely filed, including any extensions thereof) all Tax Returns required to be filed with any Governmental Authority by the Contributor; (ii) duly and timely pay all estimated Taxes necessary to avoid the imposition of Liens or liabilities attaching to the Business or the Contributed Assets; (iii) duly and timely pay (or cause to be duly and timely paid) all Taxes indicated by such Tax Returns or otherwise levied or assessed upon the Contributor or any of its assets or properties; and (iv) withhold or collect and pay to the proper Governmental Authority all Taxes that the Contributor is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected on the books and records of the Contributor.

               (c) The Contributor will continue to comply with all Laws applicable to the Business or to the Contributed Assets.

               (d) The Contributor will refrain from selling or otherwise disposing of any of the Contributed Assets, permitting any of the Contributed Assets to be subjected to any Liens, or otherwise creating any right, title, or interest in or to any of the Contributed Assets.

         5.2 INVESTIGATION BY HPS. Before the Closing, the Contributor will provide HPS and HPS's legal counsel, accountants, financial advisers, and other representatives with full access to all facilities, officers, employees, agents, accountants, and books and records of the Contributor which relate to the Business and will furnish CENTRA LLC and such Persons with copies of such documents, information, and data concerning the Business, as HPS or such Persons may reasonably request. After the Closing, the Contributor will cooperate with HPS and provide access to all records in the Contributor's possession which relate to the Contributor so as to allow HPS and HPS's accountants to complete an audit (within 45 days after the Closing) of CENTRA LLC's opening balance sheet as of the Closing Date.

         5.3 FINANCIAL STATEMENTS AND REPORTS. The Contributor will deliver to HPS (as promptly as practicable after becoming available) true and complete copies of such financial statements, reports, or analyses as may be prepared or received by the Contributor that relate to the Business or the Contributed Assets including without limitation periodic financial statements, normal internal reports (such as those reflecting monthly cash flow), and special reports (such as those of consultants).

         5.4 NO NEGOTIATIONS, ETC. Except as contemplated by this Agreement, the Contributor will and will cause the Shareholders to refrain, and will cause its officers, directors, employees, agents, and other representatives (including without limitation any brokers, legal counsel, accountants, or financial advisers, of the Contributor) to refrain, from directly or indirectly making any offer or proposal to any Person, providing any information to or assisting any person who indicates an interest in making an offer for or entering into any Contract with any Person, to sell or otherwise transfer the Business or the Contributed Assets. If any such offer or proposal is received from any Person, the Contributor will promptly advise such Person by written notice of the terms of this Section 5.4 and will promptly deliver a copy of such notice to CENTRA LLC.

          5.5 EMPLOYEE MATTERS. The Contributor will refrain from directly or indirectly:

               (i) making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any Leased Employee except for any change in salaries, wages or other compensation pursuant to annual reviews conducted in the ordinary course of business consistent with past practice; or

               (ii) adopting or entering into any Plan which covers the Leased Employees.

                                    ARTICLE 6

                             CERTAIN OTHER COVENANTS

         6.1 REGULATORY AND THIRD PARTY APPROVALS.

               (a) The Contributor, HPS and CENTRA LLC will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, clearances, and Orders of Governmental Authorities respectively required of such party to consummate the transactions contemplated by this Agreement, and (ii) cooperate with the other party hereto in obtaining, as promptly as practicable, all approvals, authorizations, clearances, and Orders of Governmental Authorities required of the other party to consummate the transactions contemplated by this Agreement.

               (b) The Contributor will use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals, and actions disclosed or required to be disclosed on
SCHEDULE 3.4.

               (c) HPS will use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals, and actions disclosed or required to be disclosed in SCHEDULE 4.3.

         6.2 SATISFACTION OF CLOSING CONDITIONS. The Contributor, HPS and CENTRA LLC shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to cause to be fulfilled at or prior to the Closing all of the conditions precedent to such party's obligation to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

         7.1 CONDITIONS TO THE OBLIGATIONS OF HPS AND CENTRA LLC. The obligations of HPS and CENTRA LLC to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions (all or any of which may be waived in whole or in part by CENTRA LLC and HPS):

               (a) NO INJUNCTION. There shall not be in effect on the Closing Date any valid Order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

               (b) NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the knowledge of the parties hereto) threatened any action, suit, investigation, arbitration, or similar proceeding in, before, or by any Governmental Authority or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

               (c) REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Contributor contained in this Agreement (including the statements contained in the Schedule hereto) shall be true in all material respects as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

               (d) PERFORMANCE OF AGREEMENT. The Contributor shall have performed or complied in all material respects with all obligations that are required to be performed or complied with by the Contributor pursuant to the terms of this Agreement on or before the Closing Date.

               (e) CERTIFICATES. The Contributor shall have delivered to HPS and CENTRA LLC a certificate, dated the Closing Date, in a form reasonably satisfactory to HPS and CENTRA LLC, certifying as to the fulfillment of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) and 7.1(e) hereof. In addition, the Contributor shall deliver to HPS and CENTRA LLC one or more certificates of the Secretary or any Assistant Secretary of the Contributor certifying as to corporate matters reasonably requested by HPS or CENTRA LLC and shall deliver to HPS and CENTRA LLC a certificate of good standing from the state of Contributor's incorporation attesting to the good standing of Contributor in such jurisdictions.

               (f) OPINIONS OF COUNSEL. The Contributor shall have delivered to HPS and CENTRA LLC an opinion, dated as of the Closing Date, of Briggs & Morgan P.A., as counsel to the Contributor, to the effect set forth in EXHIBIT 7.1(G) hereto.

               (g) LICENSES AND ADMINISTRATIVE SERVICES AGREEMENTS. The Contributor shall own or hold all Licenses that are necessary in connection with the conduct of the Business as currently conducted and shall be in substantial compliance with all the material terms of all current in-force administrative services contracts.

               (h) LEASE AGREEMENT. The Richardson Lease Agreement shall have been assigned to CENTRA LLC in form acceptable to HPS and the CENTRA LLC and shall extend to CENTRA LLC the right to lease the property covered thereby consisting of a minimum of 90,000 square feet for the 6 months after Closing and 60,000 sq. feet for a minimum of 6 years and six months thereafter. Such lease shall expressly permit the purchase of the Remaining CENTRA LLC Interests by HPS pursuant to the terms of the LLC Interest Purchase Agreement without the need for any approval by the Landlord.

               (i) ADMINISTRATIVE SERVICES AGREEMENT. The Contributor and CENTRA LLC shall have executed and delivered to HPS the Administrative Services Agreement.

               (j) SHAREHOLDER NON-COMPETITION AGREEMENTS. Contributor shall have delivered to HPS and CENTRA LLC, executed Shareholder Non-Competition Agreements in the form of Exhibit 7.1(j) from all Shareholders other than Norman Storbakken.

               (k) TRANSFER DOCUMENTS. The Contributor shall have executed and delivered such transfer documents as HPS and CENTRA LLC and their counsel shall reasonably request in order to transfer, convey and assign all of Contributor's rights, title and interest in the Business and the Contributed Assets to CENTRA LLC, subject to the assumption of the Assumed Liabilities.

               (l) EXECUTION OF REPRESENTATION LETTER FOR CONTRIBUTOR'S AUDIT. At or prior to the Closing, CENTRA LLC (and to the extent requested, the Contributor) shall have executed a representation letter with Price Waterhouse LLP pursuant to which the CENTRA LLC's Opening Balance Sheet as of the Closing Date shall be audited at CENTRA LLC's expense.

               (m) COMPLETION OF FINANCIAL DUE DILIGENCE. At or prior to Closing, HPS shall have completed its financial due diligence review and shall not have notified Contributor that it does not want to close the transaction based upon such review.

               (n) MATERIAL ADVERSE CHANGE. There shall not have accrued any material adverse change in the Contributor's Business as a whole or in Contributed Assets or the fixed assets, intangible assets(other than normal amortization), other assets or liability accounts of the Business.

               (o) EMPLOYEE LEASE AGREEMENT. CENTRA LLC and CBS shall have executed and delivered to each other the Employee Lease Agreement.

               (p) STORBAKKEN EMPLOYMENT AGREEMENT Norman Storbakken shall have executed and delivered to CENTRA LLC the Storbakken Employment Agreement.

         7.2 CONDITIONS TO THE OBLIGATIONS OF THE CONTRIBUTOR. The obligations of the Contributor to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions (all or any of which may be waived in whole or in part by the Contributor):

               (a) NO INJUNCTION. There shall not be in effect on the Closing Date any valid Order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

               (b) NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the knowledge of the parties hereto) threatened any action, suit, investigation, arbitration, or similar proceeding in, before, or by any Governmental Authority or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

               (c) REPRESENTATIONS AND WARRANTIES. All representations and warranties of HPS contained in this Agreement shall be true in all material respects as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

               (d) PERFORMANCE OF AGREEMENT. HPS and the CENTRA LLC shall have performed or complied in all material respects with all obligations that are required to be performed or complied with by them pursuant to the terms of this Agreement on or before the Closing Date.

               (e) CERTIFICATES. HPS shall have delivered to the Contributor an officer's certificate, dated the Closing Date, in a form reasonably satisfactory to the Contributor, certifying as to the fulfillment of the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), and 7.2(d) hereof. In addition, HPS shall deliver to the Contributor one or more certificates of the Secretary or any Assistant Secretary of HPS certifying as to corporate matters reasonably requested by the Contributor.

               (f) OPINION OF COUNSEL. HPS shall have delivered to the Contributor an opinion, dated as of the Closing Date, of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., as counsel to HPS, to the effect set forth in
EXHIBIT 7.2(f) hereto.

                  (g) DELIVERY OF LLC INTEREST PURCHASE AGREEMENT. HPS shall have executed and delivered to the Contributor the LLC Interest Purchase Agreement and there shall be no condition to closing thereunder which has not been satisfied or waived by HPS.

               (h) ADMINISTRATIVE SERVICES AGREEMENT. HPS and the CENTRA LLC shall have executed and delivered to the Contributor the Administrative Services Agreement.

               (i) ASSUMPTION OF LIABILITIES. The transfer documents in form and substance acceptable to Contributor and its counsel shall have been executed and delivered by CENTRA LLC to Contributor in order to document CENTRA LLC's assumption of the Assumed Liabilities.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE CONTRIBUTOR. Subject to the provisions of this Article 8 and Section 9.2 hereof, the Contributor indemnifies and holds harmless CENTRA LLC in respect of any and all Damages resulting from or relating to (i) any breach by the Contributor of any representation, warranty, covenant, or agreement made to CENTRA LLC by the Contributor in this Agreement or in any certificate delivered by the Contributor in connection with this Agreement, and
(ii) any Liability of the Contributor (other than the Assumed Liabilities) which may be asserted against CENTRA LLC by reason of the Contributor's contribution to CENTRA LLC of the Business and the Contributed Assets or which results from or is based on events or circumstances arising on or prior to the Closing Date including but not limited to any liability under any of the law suits listed on
Schedule 3.5 hereto.

         8.2 INDEMNIFICATION BY CENTRA LLC. Subject to the provisions of this
Article 8 and Section 9.2 hereof, CENTRA LLC will indemnify and hold harmless the Contributor in respect of any and all Damages resulting from or relating to any breach by CENTRA LLC of any representation, warranty, covenant, or agreement made by CENTRA LLC in this Agreement or in any certificate delivered by CENTRA LLC in connection with this Agreement.

         8.3 INDEMNIFICATION PROCEDURES.

               (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to this Article 8 and such matter involves (i) any claim made against the Indemnitee by any Person other than HPS, CENTRA LLC or Contributor or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than HPS, CENTRA LLC or Contributor, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee.

               (b) The Indemnifying Party will have a period of 30 days after the delivery of each notice required by Section 8.3(a) hereof during which to respond to such notice. If the Indemnifying Party responds within such 30-day period that it accepts its indemnification obligation and elects to defend the claim described in such notice, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party (i) responds within such 30-day period that it elects not to defend such claim or that it does not accept responsibility for indemnification, (ii) does not respond within such 30-day period, or (iii) responds within such 30-day period that it elects to defend such claim but does not, in fact, take actions reasonably necessary to defend such claim, the Indemnitee will be free, without prejudice to any of the Indemnitee's rights hereunder, to compromise or defend (and control the defense of) such claim, at the expense of the Indemnifying Party and by counsel chosen by the Indemnitee, and to pursue such remedies as may be available to the Indemnitee under applicable Law.

               (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party, which consent will not be unreasonably withheld. If, however, the Indemnitee refuses to consent to a bona fide offer of compromise or settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) incurred by the Indemnitee before the date the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that the Indemnitee is obligated to pay as a result of the Indemnitee's continued pursuit of such claim, plus the reasonable out-of-pocket expenses incurred by the Indemnitee in connection with such claim.

               (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to this Article 8 and such matter involves a claim made by any HPS Party or Contributor, the Indemnitee will give the Indemnifying Party prompt written notice of such claim (a "Claim Notice"). Such notice will
(i) provide (with reasonable specificity) the basis for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which Indemnification is being asserted.

The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 8.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes, and will pay (in cash) upon demand, to the Indemnitee except that if the Indemnifying Party is the Contributor, payment shall be accomplished in accordance with the provisions of Section 8.4 hereof. If the Indemnifying Party responds in writing to the Indemnified Party (a "Dispute Notice") within such 30-day period that it disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after receipt by the Indemnitee of the Dispute Notice, either the Indemnifying Party or the Indemnitee may initiate the Dispute Resolution Procedure to resolve such disputes. If the Indemnifying Party does not respond within 30 days after delivery of any Claim Notice required by this Section 8.3(d), the Indemnitee may initiate the Dispute Resolution Procedure to resolve such claim.

         8.4 INDEMNIFICATION LIMITATION AND PAYMENTS. CENTRA LLC, HPS and the Contributor agree that with the exception of claims which result from a breach of the representations and warranties of Sections 3.1 and 3.2 hereof, no claim for indemnification will be payable under this Section 8 until the total of all indemnifiable claims indemnifiable by an Indemnifying Party pursuant to the terms of this Agreement which are undisputed or have been finally resolved in accordance with the foregoing procedures equals or exceeds $350,000 and then only the amount of such claims in excess of $350,000 shall be payable. Any payments due from Contributor under this Agreement which do not relate to Contribution Agreement Unlimited Claims shall be offset only against the Indemnity Holdback and Contributor shall have no other obligation for such indemnification claims. Any payments due from Contributor under this Agreement which relate to Contribution Agreement Unlimited Claims shall be paid to CENTRA LLC by Contributor in cash unless otherwise offset in HPS's sole discretion against a Post Closing Payment. Upon offset by HPS, any payments which are due from the Contributor to CENTRA LLC shall be paid by HPS to CENTRA LLC. The Contributor and HPS each agree that any payment made to the CENTRA LLC pursuant to Section 8.1 hereof will be treated by the parties as a loan to CENTRA LLC by HPS.

         8.5 INDEMNITEE ACTIONS. Whenever Indemnitee is entitled or required to take any action pursuant to the provisions of this Article VIII and the Indemnitee is CENTRA LLC, HPS may but shall not be required to take such action on behalf of CENTRA LLC and is hereby authorized to pursue as CENTRA LLC's attorney-in-fact and in the name of CENTRA LLC any and all rights CENTRA LLC may have hereunder against the Contributor or any third party claimant.

         8.6 LIMITATION ON PERIOD DURING WHICH CLAIMS CAN BE MADE AND AMOUNT OF CLAIMS. No claim for indemnification hereunder can be made after the expiration of the survival period of the representation or warranty to which such claim relates as set forth in Section 9.2 hereof provided that any claims made prior to the expiration of such survival period shall not be extinguished at the expiration of such survival period but shall continue until finally resolved. Additionally, HPS shall not be entitled under this Article VIII to offset against the Indemnity Holdback more than an aggregate $1,150,000.00 in claims related to breaches of representations and warranties which have a limited survival period as set forth in Section 9.2 hereof. In order to be considered a pending claim at the expiration of the survival period specified in Section 9.2 hereof, the Contributor must have been notified of such claim in writing on or prior to the expiration of such survival period. This limitation shall not apply to Contribution Agreement Unlimited Claims.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 TERMINATION. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

               (a) at any time before the Closing, by written agreement of the Contributor and HPS; or

                  (b) at any time after June 30, 1998, by the Contributor or HPS if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of any representation, warranty, covenant, or agreement included in this Agreement by the party electing to terminate pursuant to this Section 9.1(b).

If this Agreement is validly terminated pursuant to Section 9.1 hereof, (i) the obligations of the parties to effect the transactions contemplated hereby will terminate, (ii) the provisions of Section 9.1, 9.5, 9.6 and 9.7 hereof will continue to apply following any such termination, and (iii) no party hereto will be relieved of any Liability for Damages that such party may have to any other party by reason of such party's breach of this

Agreement, if any (or any representation, warranty, covenant, or agreement included herein).

         9.2 SURVIVAL OF PROVISIONS.

               (a) All representations and warranties made by any party in this Agreement will survive the consummation of the transactions contemplated hereby, and will remain in full force and effect thereafter, until the last day of the eighteenth month after the Closing Date, except that the representations and warranties made by the Contributor in Sections 3.1 and 3.2 will survive the consummation of the transactions contemplated hereby, will remain in full force and effect indefinitely thereafter and notwithstanding anything in this agreement to the contrary any claims related thereto will be paid by the Contributor without regard to the limitation on payment set forth in Sections 8.3, 8.4 and 8.6 hereof.

               (b) All covenants and agreements respectively made by any party in this Agreement to be performed after the date hereof will survive the consummation of the transactions contemplated hereby, and will remain in full force and effect thereafter, until the expiration of the terms or periods respectfully specified therein or indefinitely in the case of the covenants that have no such specified term or period.

         9.3 BROKERS. Neither the Contributor, nor HPS has paid or has become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions provided for in this Agreement. The Contributor will indemnify and hold harmless CENTRA LLC and HPS in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of the Contributor) claiming to have been engaged by the Contributor in connection with the transactions contemplated by this Agreement, and the Contributor, will bear the cost of the reasonable out-of-pocket expenses incurred by either of them in investigating, defending against, or appealing any such claim. HPS will indemnify and hold harmless the Contributor and CENTRA LLC in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of HPS) claiming to have been engaged by HPS in connection with the transactions contemplated by this Agreement, and HPS will bear the cost of the reasonable out-of-pocket expenses incurred by Contributor in investigating, defending against, or appealing any such claim.

         9.4  NON-COMPETITION.

               (a) During the Term of Non-competition, the Contributor will refrain from and will cause any company controlled by either of them to refrain from directly or indirectly:

               (i) engaging or participating in, as a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, broker, agent, equity owner, or in any other capacity whatsoever, or soliciting customers for, any business enterprise (regardless of whether it is a sole proprietorship or a corporation, partnership, trust, business association, or other entity) that engages (in the Restricted Territories), directly or indirectly, in the business of acting as a third party administrator for health, accident or disability plans whether insured or self insured (the "Third Party Administration Business") (other than through or for the CENTRA LLC or its Affiliates);

               (ii) causing or attempting to cause (A) any Person or entity by or through or with whom the Business sells or distributes its services or products to terminate or reduce its relationship or dealings with CENTRA LLC, or (B) any company whose services or products are sold by or through the Business to terminate or reduce its relationship or dealings with CENTRA LLC, or (C) any customer of the Business to terminate or reduce its relationship or dealings with CENTRA LLC; or

               (iii) causing or attempting to cause any employee, agent, consultant, or independent contractor of the Business to cease serving CENTRA LLC in such capacity; or

               (iv) hiring or otherwise retaining or soliciting any Person who, prior to the Closing or at any time during the Term of Non-competition, was an employee, consultant or other contractor of the Business. This subsection (iv) shall not apply to Contributor Employee David Saidi.

               (b) The Contributor acknowledges that the geographic boundaries contained in the Restricted Territories, scope of prohibited activities, and Term of Non-competition contained in Section 9.4(a) hereof (i) are reasonable and no broader than necessary to protect the investment by HPS and CENTRA LLC in the Contributed Assets and the Business and (ii) do not and will not impose any unreasonable burden upon the Contributor.

               (c) HPS, CENTRA LLC and the Contributor each agree that (i) any breach by the Contributor of any of the provisions contained in this Section 9.4 would cause irreparable Damage to the HPS and the CENTRA LLC Parties for which monetary damages and other remedies at law may be inadequate, and (ii) both HPS and the CENTRA LLC Parties will be entitled as a matter of right to obtain, without posting any bond whatsoever and without proof of any actual Damage, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 9.4 or to require the Contributor to perform its obligations under this Section 9.4, which right to equitable or extraordinary relief will not be exclusive but will be in addition to all other remedies to which HPS or the CENTRA LLC Parties may be entitled under this Agreement, at law, or in equity (including without limitation the right to recover monetary damages).

               (d) HPS, CENTRA LLC and the Contributor agree that if any portion of this covenant not to compete is held to be unreasonable, arbitrary or against public policy, this covenant shall be considered divisible both as to time and geographical area; and each month of the specified period of non-competition shall be deemed a separate period of time, and each state within the Restricted Territory shall be deemed a separate geographical area.

               (e) The Contributor agrees to deliver at Closing Shareholder Non-Compete Agreements signed by each of the Shareholders containing terms and conditions substantially equivalent to the foregoing provisions and binding the Shareholders from competing with CENTRA LLC in the same fashion that Contributor is prohibited from competing with CENTRA LLC.

               (f) Notwithstanding the foregoing, Contributor may own up to 2% of any stock or equity in a publicly traded company which is a competitor of the Business.

         9.5 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Contributor, on the one hand, and CENTRA LLC, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

         9.6 CONFIDENTIALITY.

               (a) The Contributor will refrain, and will cause its officers, directors, shareholders, employees, agents, and other representatives to refrain, from disclosing to any other Person (i) any documents or information concerning CENTRA LLC or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Contributed Assets or Business, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of Law and notice of such disclosure is furnished to HPS and CENTRA LLC; or (B) such confidential documents or information can be shown to have been
(x) previously known by the Person receiving such documents or information, or
(y) in the public domain through no fault of the Contributor.

               (b) If this Agreement is terminated pursuant to Section 9 hereof, HPS will refrain, and will cause its officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person any documents or information concerning the Contributor furnished to it in connection with this Agreement or the transactions contemplated hereby, unless
(i) such disclosure is compelled by judicial or administrative process or by other requirements of Law and notice of such disclosure is furnished to the Contributor; (ii) HPS deems it necessary (upon advice of legal counsel) to disclose any such documents or information in connection with the requirements of any Law; or (iii) such documents or information can be shown to have been (A) previously known by the Person receiving such documents or information, or (B) in the public domain through no fault of HPS.

         9.7 EXPENSES. Except as otherwise specifically provided in this Agreement, the Contributor, HPS and CENTRA LLC will each pay all of their own expenses incurred or to be incurred by them in negotiating this Agreement, in performing their obligations under this Agreement, or in consummating the transactions contemplated by this Agreement.

         9.8 NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

                  (i)      If to Contributor:

                           CENTRA Benefit Services, Inc.
                           7803 Glenroy Road, Suite 300
                           Bloomington, Minnesota  55439
                           Attn. Michael T. Davies

                           Facsimile number:  612-831-9072

                           with copy to:

                           James Vose
                           Briggs & Morgan P.A.
                           2400 IDS Center
                           Minneapolis, MN  55402

                           Facsimile number:  612-334-8650

                  (ii)     If to HPS:

                           HealthPlan Services, Inc.
                           3501 Frontage Road
                           Tampa, Florida  33607
                           Attn. Phil Dingle, General Counsel

                           Facsimile number:  813-287-6629

                           with copy to:

                           Fowler, White, Gillen, Boggs,
                             Villareal and Banker, P.A.
                           501 East Kennedy Blvd., Suite 1700
                           Tampa, FL  33602
                           Attn. David C. Shobe, Esq.

                           Facsimile number:  813-229-8313

                  (iii)    If to CENTRA LLC:

                           3501 Frontage Road
                           Tampa, Florida  33607
                           Attn. Phillip S. Dingle

                           Facsimile number:  813-287-6629

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 9.8 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

         9.9 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, agreements, understandings, representations, and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject matter hereof other than those set forth in this Agreement.

         9.10 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement will be binding upon the parties hereto and their respective successors and permitted assignees. Neither this Agreement, any part hereof, nor any right or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except that HPS may, without the consent of the Contributor or CENTRA LLC, assign all or any portion of its rights or obligations hereunder to any wholly owned subsidiary of it or of its parent HealthPlan Services Corporation provided that HPS remains primarily liable for the obligations of HPS hereunder. This Agreement may be modified or amended only by a writing duly executed on behalf of each party hereto.

         9.11 GOVERNING LAW. CENTRA LLC and the Contributor agree that this Agreement is and shall be deemed to be executed and performed in the State of Florida and this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Florida applicable to a Contract executed and to be performed in such state; and any disputes, controversies and claims arising out of or relating to this Agreement shall be resolved in Tampa, Florida utilizing the Dispute Resolution Procedures. CENTRA LLC and Contributor agree that they are subject to and shall submit to the jurisdiction of the State of Florida, and any legal action to enforce the provisions of this Agreement or otherwise in connection with this agreement shall be brought exclusively in the courts located in Tampa, Florida and any arbitration instituted under the Dispute Resolution Procedures shall be conducted exclusively in Tampa, Florida.

         9.12 NO THIRD PARTY RIGHTS. Except as specifically provided in this Agreement, this Agreement is not intended and may not be construed to create any rights (including third party beneficiary rights) in any parties other than the Contributor, HPS, CENTRA LLC and their respective successors and permitted assignees.

         9.13 INCORPORATION OF EXHIBITS. The exhibits attached hereto are hereby incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such exhibit, the provisions of this Agreement will control.

         9.14 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," "hereunder," "hereto," and derivative or similar words will refer to this entire Agreement, (d) the terms "Article" or "Section" will refer to the specified Article or Section of this Agreement, (e) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list, and (f) the words "setoff" or "offset" are used interchangeably and are intended to have the same meaning.

         9.15 WAIVER AND REMEDIES. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         9.16 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         9.17 FURTHER ASSURANCES. Each of CENTRA LLC and the Contributor agrees that, from time to time after the Closing Date, upon the reasonable request of the other party, it will cooperate with such other party to effect the orderly transfer of the Contributed Assets and the Business. Each such party may, at its own expense, make such copies of any portions of the relevant books and records as the respective party may reasonably require.

         9.18 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement this 16th day of June, 1998.

                                            HEALTHPLAN SERVICES, INC.


                                            By:    /s/ DONALD W. GOULD, JR.
                                               -----------------------------
                                            Name:  Donald W. Gould, Jr.
                                            Title: Senior Vice President & CFO


                                            CENTRA BENEFIT SERVICES, INC


                                            By:    /s/ JON K. LINEWEAVER
                                               -----------------------------
                                            Name:  Jon K. Lineweaver
                                            Title: Chairman


                                            CENTRA HEALTHPLAN LLC


                                            By:    /s/ PHILLIP S. DINGLE
                                               -----------------------------
                                            Name:  Phillip S. Dingle
                                            Title: Secretary

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBIT                  DESCRIPTION

Exhibit 1.1              Definitions

Exhibit 1.2              Assumed Liabilities

Exhibit 1.3              Excluded Assets

Exhibit 2.1(A)           Form of CENTRA LLC Operating Agreement

Exhibit 2.3              Form of Employee Lease Agreement

Exhibit 2.5              Form of Administrative Services Agreement

Exhibit 2.9              Designated Expense Item Equipment Contracts

Exhibit 3.8              Unaudited 2/28/98 Balance Sheet

Exhibit 7.1(f) Form of Opinion of Briggs & Morgan, P.A., as counsel to the Contributor

Exhibit 7.1(j)           Form of Shareholders Non-Competition Agreements

Exhibit 7.2(f) Form of Opinion of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., as counsel to HPS

Exhibit 7.2(p) Form of Employment Agreement to be executed by Norman Storbakken and CENTRA LLC

                                    SCHEDULES

SCHEDULE                            DESCRIPTION

Schedule 3.2 List of each jurisdiction in which the Contributor are qualified to do business as a foreign corporation by reason of its operation of the Business or the ownership of the Contributed Assets

Schedule 3.4             Required consents, filings and notices

                         Schedule 3.5 Pending Litigation and Claims

Schedule 3.7(a) List of all jurisdictions in which the Contributor or any of its employees are licensed as insurance brokers, agents, third party administrators or utilization review providers, and List of each other License held by the Contributor or its employees in connection with the conduct of the Business or the ownership of the Contributed Assets

Schedule 3.7(b)          Disclosure of licenses not held

Schedule 3.7(d)          Disclosure of persons not holding required licenses

Schedule 3.8 Disclosure of exceptions to Financial Statements delivered to HPS

Schedule 3.10(a)         Permitted Liens

Schedule 3.10(b)         Tangible Leases

Schedule 3.10(c)         Tangible Owned Property

Schedule 3.10(d)(i)      List and description of Intellectual Property

Schedule 3.10)d((ii)     List of all Computer Software and systems owned by or
                         licensed to the Contributor

Schedule 3.12            Material Contracts as of the Balance Sheet Date

Schedule 3.13            Material Changes

Schedule 3.14 Customers, Agents, Etc. accounting for more than 5% of gross revenue of the Business during 1997 and 1998

Schedule 3.15 List of all Persons whose insurance, or other products related to the Business were sold by or through the Contributor during 1997 and 1998

Schedule 3.18            Interest in Competitors

Schedule 3.20 List of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Contributor has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship, and List and description of each such account, box, and relationship

Schedule 4.3             List of conflicts

[AS REQUIRED BY APPLICABLE LAW, THE COMPANY WILL FURNISH SUPPLEMENTALLY ANY OMITTED EXHIBIT OR SCHEDULE UPON REQUEST]